EXHIBIT A
FORT PITT CAPITAL FUNDS
Investment Advisory Agreement
(As adopted December 20, 2006)

Funds of the Trust	Advisory Fees

For Each of the Fort Pitt Capital Funds

Fort Pitt Capital Total Return Fund	1.00% on all assets up to $100 million;
0.90% on all assets between $100 million and $1 billion;
0.80% on all assets over $1 billion.

FORT PITT CAPITAL FUNDS

By: /s/ Douglas W. Kreps
Douglas W. Kreps
President and
Chairman of the Board of Trustees

FORT PITT CAPITAL GROUP, INC.

By: /s/ Douglas W. Kreps
Douglas W. Kreps
Managing Director